Contacts:  Cheryl Reault, Director, Investor Relations 978/640-3563
           Christine Mann, Vice President, Corporate Communications 978/640-5495


FOR IMMEDIATE RELEASE

             AVID TECHNOLOGY ANNOUNCES RECORD REVENUE AND OPERATING
                      RESULTS FOR THE FOURTH QUARTER 1998

          TAX-EFFECTED FOURTH QUARTER INCOME BEFORE ACQUISITION RELATED
              CHARGES RISES 63% TO $15.2 MILLION OR $0.57 PER SHARE

TEWKSBURY, Mass. (February 4, 1999) -- Avid Technology, Inc. (NASDAQ: AVID) today reported record revenues and operating results for the fourth quarter ended December 31, 1998. Fourth quarter revenues were a record $144.6 million compared to $123.7 million in the fourth quarter 1997. The Company recorded tax-effected fourth quarter income of $15.2 million or $.57 per diluted share, before acquisition related charges associated with the third quarter acquisition of Softimage Inc., as compared to $9.3 million or $.37 per diluted share in the fourth quarter of 1997.

For the year ended December 31, 1998, revenues were $482.4 million, also a record, versus $471.3 million for 1997. The Company reported record tax-effected 1998 income of $40.1 million or $1.56 per diluted share, before acquisition related charges associated with the Softimage acquisition, as compared to $26.4 million or $1.08 per diluted share for the year ended December 31, 1997.

William J. Miller, Avid's Chairman and CEO, commented, "I am pleased to report record operating results for the fourth quarter. Our strong revenues reflected favorable domestic and European demand for our film and video products and included revenues from several key product releases. Our audio products also experienced record revenue during the fourth quarter reflecting continuing strong demand for our Pro Tools product line. Additionally, gross margin rose to a record 62.5% in the quarter."

"We continued to strengthen our balance sheet," Miller added. "Cash and investments increased by $13.5 million during the fourth quarter, to end the year at $111.8 million. This largely reflected strong operating results partly offset by $10.7 million used to buy back stock as part of our ongoing repurchase program. We also reduced accounts receivable days sales outstanding to 56 days and inventory levels to $11.1 million at year-end."

"This year reflects significant accomplishments which are critical to Avid's future success. The acquisition of Softimage Inc. brought us both 3-D animation technology and SOFTIMAGE|DS, a product and architecture for television finishing, which is central to our future. We also formed a strategic alliance with Tektronix, Inc. to provide broadcasters with integrated end-to-end solutions as the industry migrates to digital production. Most importantly, we successfully completed the most comprehensive introduction of new products in Avid's history. During the later part of 1998, we launched major new products, including Avid Symphony, SOFTIMAGE|DS 2.1, NewsCutter DV, Avid Xpress for Windows NT and ProTools|24 MIX, in all of our key strategic markets. Avid is now a truly multi-platform company with products to address the full range of customer needs from the consumer to the high-end production studio," Miller concluded.

The Company stated that it is not reporting net income at this time because it is continuing to evaluate the need for possible adjustments to the in-process research and development ("IPR&D") charge taken in the third quarter of 1998. At that time, the Company recorded a one-time pre-tax charge of $193.7 million for purchased IPR&D in its operating results. This one-time charge was recorded in accordance with U.S. generally accepted accounting principles and established industry practice, and was supported by an independent third party valuation. Since that time, however, the Securities and Exchange Commission ("SEC") has expressed views on valuation methods for purchased IPR&D which differ from prior industry practice. The Company is working closely with its independent auditors to make a determination as to the application of the SEC's recent views to the Company's IPR&D valuation and the resulting effect on the charge taken in the third quarter as well as on the amortization of intangible assets. Any application of the methodology now supported by the SEC would likely result in a significantly lower IPR&D charge for the third quarter of 1998 and the creation of goodwill which would be amortized against earnings beginning with the third quarter. An adjustment to the IPR&D valuation, if any, would have no effect upon the financial condition or liquidity of the Company. The Company will issue a press release announcing its final determination and any resulting accounting adjustments. The Company said its fourth quarter and fiscal year-end 1998 operating results before acquisition related charges are final and will not change.

                                    * * * *

Avid Technology, Inc. is an international, industry-leading provider of digital audio and video tools for creating content for information and entertainment applications. The company's products are used by customers ranging from corporate communications professionals to film, television and interactive content producers to broadcast news organizations. For more information, visit Avid's World Wide Web site at www.avid.com.

Avid  and  Softimage  are  registered   trademarks  and  Symphony,   NewsCutter,
SOFTIMAGE|DS, Pro Tools and Avid Xpress are trademarks of Avid Technology, Inc., or its subsidiaries or divisions.

AVID TECHNOLOGY, INC.
CONDENSED  CONSOLIDATED  STATEMENTS OF OPERATIONS,
 BEFORE  ACQUISITION  RELATED CHARGES
 (in thousands, except per share data)

                                         THREE MONTHS ENDED       TWELVE MONTHS ENDED
                                            DECEMBER 31,             DECEMBER 31,
                                        ---------------------   ------------------------
                                          1998      1997           1998        1997
                                        ---------------------   ------------------------
                                      (unaudited)(unaudited)    (unaudited)
Net revenues                            $144,598    $123,735       $482,377    $471,338
Cost of revenues                          54,256      54,062        190,249     221,553
                                        ---------------------   ------------------------
   Gross profit                           90,342      69,673        292,128     249,785
                                        ---------------------   ------------------------

Operating expenses:
   Research and development               25,102      20,160         88,787      73,470
   Marketing and selling                  36,035      31,301        125,280     120,394
   General and administrative              8,618       6,977         28,549      25,808
                                        ---------------------   ------------------------
       Total operating expenses           69,755      58,438        242,616     219,672

Operating income before acquisition
   related charges                        20,587      11,235         49,512      30,113
Interest and other income, net             1,371       2,244          8,636       8,125
                                        ---------------------   ------------------------
Income before acquisition related
   charges and income taxes               21,958      13,479         58,148      38,238

Provision for income taxes, excluding
   the  effect of acquisition related
   charges                                 6,807       4,178         18,026      11,854
                                        ---------------------   ------------------------

Tax-effected income before acquisition
   related charges                       $15,151      $9,301        $40,122     $26,384
                                        =====================   ========================

Tax-effected income before
   acquisition related charges per
   common share - diluted                  $0.57       $0.37          $1.56       $1.08
                                        =====================   ========================

Weighted average common shares
   outstanding - diluted                  26,703      25,231         25,704      24,325
                                        =====================   ========================


The results above do not include the effects of the third-quarter 1998 pre-tax charge for IPR&D of $193.7 million or the amortization of acquired intangible assets related to the Company's purchase of Softimage Inc. See attached press release for further details.